Exhibit 99.1

Contact:  Mark Polzin

(314) 982-1758

or John Hastings

(314) 982-8622

EMERSON REPORTS RECORD FIRST-QUARTER 2006 RESULTS

•	Sales increased 15 percent to $4.5 billion
•	Earnings per Share increased 37 percent to $0.96
•	Operating Cash Flow increased 22 percent to $319 million

ST. LOUIS, February 7, 2006 – Emerson (NYSE: EMR) announced net sales for the first quarter ended December 31, 2005 were $4.5 billion, an increase of 15 percent over the $4.0 billion reported in the same period last year. Net earnings for the first quarter increased 35 percent to $399 million, or $0.96 per share. This represents a 37 percent increase in earnings per share from the $0.70 earned in the same period last year.

The Company achieved underlying sales growth of 14 percent in the quarter, excluding the impact of unfavorable exchange rates (2 percent) and growth from acquisitions (3 percent). The sales growth was driven by increases from all five business segments and double-digit increases from four of the five segments, as shown below:

	Quarter Ended December 31,
	2004	2005	% Change
Sales:
Process Management	$ 962	$ 1,097	14%
Industrial Automation	796	860	8%
Network Power	773	939	21%
Climate Technologies	604	748	24%
Appliance and Tools	938	1,040	11%
	4,073	4,684
Eliminations	(103)	(136)
Net Sales	$ 3,970	$ 4,548	15%

“Emerson’s record first quarter demonstrates the tremendous momentum that exists in our businesses right now,” said David N. Farr, chairman, chief executive officer and president. “Global end-market dynamics are favorable across Emerson’s portfolio of businesses. Our market leading technologies and strong global presence leverage these market conditions to deliver exceptional growth for our shareholders.”

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Profitability in the quarter improved, driven by leverage on the increased sales volume, benefits from prior cost reduction efforts and lower restructuring costs. These items were partially offset by unfavorable product mix and increased pension costs. In total, price increases more than offset higher raw material costs during the quarter, but some businesses were still unable to recover material inflation through price increases. In total, the Company has now achieved the price-cost relationship that existed two years ago.

Segment Highlights

•

Process Management had another strong quarter as market leading technologies and strong global energy markets continued to increase demand. Margins for the segment expanded due primarily to leverage on the sales growth and benefits from prior cost reduction activities.

•

Industrial Automation delivered solid growth for the quarter as the power generating alternator business continued to perform well. This segment also saw strength from the electrical distribution business, which has exposure to the oil and gas markets. Margins expanded due to leverage on the sales volume and $5 million of incremental funds received under the anti-dumping provisions of the Byrd Amendment.

•

Network Power had an exceptional quarter as top-line growth generated increased profitability. The sales growth in the quarter was driven by strength in the key North American computing segment where Emerson saw its core uninterruptible power supply (UPS) and cooling business grow in excess of 30 percent.

•

Climate Technologies experienced unusually strong sales growth in the quarter as customers ordered legacy 10-SEER product ahead of the transition to 13-SEER. Margins were down for the segment as the unusually high demand created shortages and unavailability of materials, which resulted in high production costs. The product mix for the segment was also unfavorable, creating downward margin pressure.

•

Appliance and Tools had a solid sales performance in the quarter driven by moderate growth from the motors business and strength in the professional tools business. Margins were down in this segment as inflation on commodities, wages, and pension benefits were greater than price increases.

Balance Sheet / Cash Flow

Operating cash flow was $319 million in the first quarter of 2006, an increase of 22 percent from the first quarter of 2005. The strong cash flow performance reflects strong earnings growth and continued successful management of working capital. This focus on working capital management drove improvement in average “days-in-the-cash-cycle” during the quarter to 71 days from 74 days in the prior year quarter.

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“Emerson’s ability to successfully manage working capital and cash flow demonstrates our commitment to creating value for shareholders over long periods of time,” Farr said. “Our balance sheet is very strong, evidenced by the ratio of operating cash flow to debt, which increased to 63 percent (trailing 12 months) in the first quarter. This gives Emerson the flexibility to invest in our core operations and expand through acquisitions, while at the same time returning significant portions of cash flow to shareholders in the form of dividends and share repurchases.”

2006 Outlook

“The first quarter provided a strong start to the year. Earnings performance was strong and order trends for the quarter demonstrate that momentum exists in our key businesses. Based on continued strength of end markets, Emerson expects full year earnings per share in the range of $4.10 to $4.30,” Farr said. Emerson senior management will review the dynamics of the first quarter and the relevant impacts to the full year outlook during the Company’s regular quarterly earnings conference call today at 2 p.m. EST.

On Friday, February 10, 2006, Emerson will host its annual investment community update. At that time the Company will provide more detail regarding assumptions for 2006 performance as well as updates of long-term initiatives being pursued to create value for shareholders.

Upcoming Investor Events

On February 7, 2006, at 2:00 p.m. EST (1:00 p.m. CST), Emerson senior management will discuss the quarterly results during an investor conference call. All interested parties may listen to the live conference call via the Internet by going to the Investor Relations area of Emerson's web site at www.gotoemerson.com/financial and completing a brief registration form. A replay of the conference call will be available for the next three months at the same location on the web site.

On February 10, 2006, Emerson senior management will host the company’s annual investment community update meeting in New York. The presentations will begin at 8 a.m. EST and conclude at approximately 11:30 a.m. EST. All interested parties may listen to the web-cast via the Internet by going to the Investor Relations area of Emerson's web site at www.gotoemerson.com/financial and completing a brief registration form. A replay of the web-cast will be available for approximately one week at the same location on the web site.

On February 14, 2006, David N. Farr, Emerson’s Chairman, Chief Executive Officer and President will present at the Lehman Brothers Industrial Select Conference in Miami, Florida. The presentation will begin at 1:15 p.m. EST and conclude at approximately 2:00 p.m. EST. All interested parties may listen to the live web-cast via the Internet by going to the Investor Relations area of Emerson's web site at www.gotoemerson.com/financial and completing a brief registration form. A replay of the web-cast will be available for approximately one week at the same location on the web site.

Details of upcoming events will be posted as they occur in the Investor Relations Calendar of Events on the corporate web site.

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Forward-Looking and Cautionary Statements

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statement to reflect later developments. These include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in the Company's most recent Form 10-K filed with the SEC.

(tables attached)

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TABLE 1

EMERSON AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Quarter Ended December 31,		Percent
	2004	2005	Change

Net sales	$ 3,970	$ 4,548	15%
Less: Costs and expenses
Cost of sales	2,558	2,955
SG&A expenses	872	950
Other deductions, net	52	23
Interest expense, net	54	50
Earnings before income taxes	434	570	31%
Income taxes	137	171
Net earnings	$ 297	$ 399	35%

Diluted avg. shares outstanding (millions)	421.9	413.6

Diluted earnings per common share	$ 0.70	$ 0.96	37%

	Quarter Ended December 31,
	2004	2005
Other deductions, net
Rationalization of operations	$ 29	$ 12
Amortization of intangibles	6	9
Gains	(26)	(24)
Other	43	26
Total	$ 52	$ 23

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TABLE 2

EMERSON AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(DOLLARS IN MILLIONS)

	December 31,
	2004	2005
Assets
Cash and equivalents	$ 1,485	$ 624
Receivables, net	3,027	3,222
Inventories	1,861	1,942
Other current assets	468	501
Total current assets	6,841	6,289
Property, plant & equipment, net	2,955	2,969
Goodwill	5,379	5,477
Other	1,781	1,891

	$16,956	$16,626

Liabilities and Stockholders’ Equity
Short-term borrowings and current maturities of long-term debt	$ 1,280	$ 453
Accounts payable	1,520	1,738
Accrued expenses	1,748	1,648
Income taxes	201	260
Total current liabilities	4,749	4,099
Long-term debt	2,886	3,128
Other liabilities	1,666	1,782
Stockholders’ equity	7,655	7,617

	$16,956	$16,626

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TABLE 3

EMERSON AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(DOLLARS IN MILLIONS)

	Quarter Ended December 31,
	2004	2005
Operating Activities
Net earnings	$ 297	$ 399
Depreciation and amortization	137	141
Changes in operating working capital	(203)	(263)
Other	30	42
Net cash provided by operating activities	261	319

Investing Activities
Capital expenditures	(92)	(101)
Purchases of businesses, net of cash and equivalents acquired	(28)	(57)
Other	(3)	(5)
Net cash used in investing activities	(123)	(163)

Financing Activities
Net increase (decrease) in short-term borrowings	139	(262)
Proceeds from long-term debt	2	-
Principal payments on long-term debt	(15)	(254)
Dividends paid	(175)	(183)
Purchases of treasury stock	(26)	(41)
Other	9	(17)
Net cash used in financing activities	(66)	(757)

Effect of exchange rate changes on cash and equivalents	67	(8)

Increase (decrease) in cash and equivalents	139	(609)

Beginning cash and equivalents	1,346	1,233

Ending cash and equivalents	$ 1,485	$ 624

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TABLE 4

EMERSON AND SUBSIDIARIES

SEGMENT SALES AND EARNINGS

(DOLLARS IN MILLIONS)

	Quarter Ended December 31,
	2004	2005
Sales
Process Management	$ 962	$ 1,097
Industrial Automation	796	860
Network Power	773	939
Climate Technologies	604	748
Appliance and Tools	938	1,040
	4,073	4,684
Eliminations	(103)	(136)
Net Sales	$ 3,970	$ 4,548

	Quarter Ended December 31,
	2004	2005
Earnings
Process Management	$ 130	$ 176
Industrial Automation	120	143
Network Power	67	108
Climate Technologies	86	102
Appliance and Tools	119	120
	522	649
Differences in accounting methods	33	40
Corporate and other	(67)	(69)
Interest expense, net	(54)	(50)
Earnings before income taxes	$ 434	$ 570

	Quarter Ended December 31,
	2004	2005
Rationalization of operations
Process Management	$ 5	$ 2
Industrial Automation	4	2
Network Power	12	3
Climate Technologies	2	1
Appliance and Tools	6	4
Total Emerson	$ 29	$ 12

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